Exhibit A

  EMPLOYMENT AGREEMENT AS A PART OF NRSI POLICIES AND PROCEDURES MANUAL

Employment Agreement, between Naples Realty Services, Inc. (the
"Company") and John A. Steinwand (the "Employee").

1. The Company employs the Employee on the following terms and conditions.

2. Term of Employment. Subject to the provisions for termination set forth below this agreement will begin on 5/1, 2000 and terminate on 4/30, 2001, subject to automatic annual renewals.

3. Salary. The Company will pay the Employee a salary of *increase from $80,000 to $105,000 per year, for the services of the Employee, payable at regular payroll periods. $12,500 annual effective 5/1/2000, additional $12,500 at 2nd round of financing.

3a. Other Compensation. Employee will qualify for inclusion in the company stock plan: 1,000 shares of stock for each company-owned office formed after 5/1/00 plus additional 5,000 shares at addition of each 20 agents, capped at 320,000 total shares.

4. Duties and Position. The Company hires Employee as President and Principal Broker and his/her duties will be described in most current Policies and Procedures Manual. The Employee's duties may be reasonably modified at the Company's direction.

5. Employee to Devote Full Time to Company. The Employee will devote full time, attention and energies to the business of the Company, and during employment, will not engage in any other business activity*, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage. However, the Employee is not prohibited from making personal investments in any other businesses, so long as those investments do not require participation in the operation of the companies in which he/she invests. *Excluding Salestar System

6. Confidentiality of Proprietary Information. The Employee agrees that they will not, during or after the term of his employment, reveal such information, or any part of it, to any person, firm, corporation, or association. If the employee does reveal, or threaten to reveal, this information, the Company will be entitled to an injunction restraining the Employee from disclosing same or from rendering any services to any entity to whom said information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive, and the Company may pursue any other remedies it has against the Employee for a breach or threatened breach of this condition, including the recovery of damages from the Employer.

7. Reimbursement of Expenses. The Employee may incur reasonable expenses for promoting the Company's business, including expenses for approved entertainment, travel and similar items on behalf of the Company. The Company will reimburse the Employee for all business expenses after the Employee presents an itemized account of expenditures.

8. Vacation. The Employee will be entitled to a yearly vacation as described in Policies and Procedures Manual at full pay. The Employee will take the yearly vacation over a consecutive period only during the period between May 1, and November 30.

9. Sickness/Disability. In addition to the provisions described in the Policies and Procedures Manual, if the Employee cannot perform his/her duties because of illness or incapacity for a period of more than four consecutive weeks, the compensation thereafter will be reduced by 75 percent. The Employee's full compensation will be reinstated when he/she returns to work and is able to discharge his/her duties. However, if the Employee is absent from work for any reason other than disability for a continuous period of over three weeks, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

10. Termination of Agreement. In addition to the provisions described in Policies and Procedures, the Company may terminate this agreement at any time upon 14 days written notice to the Employee; if the Company requests, the Employee will continue to perform his duties and be paid his regular salary up to the date of termination, in addition, the Company will pay the Employee on the date of termination a severance allowance of $500.00 less taxes and social security required to be withheld. Without cause, the Employee may terminate his employment upon 14 days written notice to the Company; the Employee will be required to perform his duties and will be paid his regular salary up to the date of termination but will not receive a severance allowance. Further, despite anything to the contrary contained in this agreement, the Company may terminate the Employee's employment without notice if any of the following events occur:

           a. The sale of substantially all of the Company's assets to a single purchaser or group of associated purchasers; or

           b. The sale, exchange, or other disposition, in one transaction of the majority of the Company's outstanding corporate shares; or
           c. The Company's bona fide decision to terminate its business and liquidate its assets; or

           d. The merger or consolidation of the Company with another company;

           e. Other actions or activities as described in current Policies & Procedures Manual under Termination Provisions.

11. Death Benefits. If the Employee dies during his term of employment, the Company will pay to the Employee's estate any compensation due him up to the end of the month in which the Employee dies.

12. Restriction on Postemployment Competition. For a period of one (1) year after the end of this agreement, the Employee will not within a 10 mile radius of the Company's present place of business, own, manage, operate, control, consult to or be employed by any business similar to that conducted by the Company.

13. Assistance in Litigation. The Employee will, upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is or may become, a party.

14. Effect of Prior Agreements. This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement. Any provision of the Policy and Procedures Manual that is contrary to that stated herein, the provision of the Policy and Procedures shall prevail.

15. Settlement by Arbitration. Any claim or controversy that arises our of or relates to this agreement or the breach of it, will be settled by Mediation Services offered by the 20th Judicial Court System, Collier County, Florida.

16. Limited Effect of Waiver by Company. IF the Company waives the breach of any provision of this agreement by the Employee, that waiver will not operate or be construed as a waiver of later breaches by the Employee.

17. Severability. If, for any reason, any provision of this agreement is held invalid, the other provisions of this agreement will remain in effect, insofar as is consistent with the law. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee will be deemed reinstated as if this agreement had not been executed.

18. Assumption of Agreement by Company's Successors and Assignees. The Company's rights and obligations under this agreement will inure to the benefit of and be binding upon the Company's successors and assignees.

19. Oral Modifications Not Binding. This instrument is the entire agreement of the Company of the Employee. Oral changes will have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Signed this    day of   , 2000.

/s/ Michael Dion                    /s/ John A. Steinwand

Company                             Employee